Exhibit 99.1

CHART INDUSTRIES RESUMES OPERATIONS AT LA CROSSE, WI, FACILITY

Cleveland, OH — February 7, 2007 – Chart Industries, Inc. (NASDAQ: GTLS) is pleased to announce that the membership of Local Lodge 2191 of District Lodge 66 of The International Association of Machinists and Aerospace Workers has ratified a new three-year collective bargaining agreement with the Company’s La Crosse, WI, facility. On Saturday February 3, 2007, the union rejected a previous tentative contract agreement and the Company’s operations were suspended upon expiration of the previous three-year collective bargaining agreement at midnight on February 3, 2007. The union represents about 320 production and maintenance workers at the plant, which makes brazed aluminum heat exchangers.

“We are very pleased that the union membership has ratified a new three-year agreement and that we will resume operations at the La Crosse facility starting on third shift tonight,” said Sam Thomas, Chief Executive Officer and President of Chart Industries, Inc. “The sense of urgency exhibited by the union leadership and local management is a testament to both sides’ willingness to work together for the mutual benefit of all. We have always had an excellent collaborative working environment at this facility, and the ability to quickly forge this new agreement demonstrates our mutual commitment to meeting the demands of our customers,” stated Thomas.

Chart is a leading global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases. The majority of Chart’s products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, the largest portion of which are energy-related. Chart has domestic operations located in eight states and an international presence in Australia, China, the Czech Republic, Germany and the United Kingdom. For more information, visit: http://www.chart-ind.com. Chart undertakes no obligation to update publicly or revise any information included in this release.

For more information, click here:
http://www.chart-ind.com/investor_relations.cfm/?b=1444&l=1

Contact:
Michael F. Biehl
Executive Vice President,
Chief Financial Officer
and Treasurer
440-544-1244